EXHIBIT 99.1

LYRA THERAPEUTICS, INC.

Written Consent of the Board of Directors

The undersigned, constituting all of the members of the Board of Directors (the “Board”) of Lyra Therapeutics, Inc., a Delaware corporation (the “Corporation”), and acting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Bylaws of the Corporation, hereby adopt the following recitals and resolutions and consent to the following actions by written consent without a meeting:

Ratification Resolutions

WHEREAS, the Board has been advised that upon a review of the Corporation’s records, it was determined that there are certain corporate irregularities that create uncertainty with respect to certain prior acts taken by the Corporation;

WHEREAS, Section 204 of the DGCL provides that no “defective corporate act” shall be void or voidable solely as a result of a “failure of authorization” (as used herein, in each case, as such terms are defined in subsection (h) of Section 204 of the DGCL (“Section 204”)) if ratified as provided in Section 204;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to adopt the following resolutions in order to ratify the defective corporate acts and putative stock set forth below, in each case pursuant to Section 204 and applicable common law;

WHEREAS, the Corporation maintains the Lyra Therapeutics, Inc. 2020 Incentive Award Plan (the “Plan”), pursuant to which the Corporation may grant Options and Restricted Stock Units, in each case, pursuant to and as defined in the Plan;

WHEREAS, in respect of the contributions and ongoing service to the Corporation of such non-executive employees of the Corporation, management deemed it advisable and in the best interests of the Corporation and its stockholders to approve (i) on January 31, 2023 and during the period beginning on and including May 15, 2023 and ending on and including December 15, 2023, the grant of Options under the Plan to certain non-executive employees of the Corporation (the “Subject Options”), a portion of which Subject Options were purportedly subsequently exercised for an aggregate of 520 shares of the Corporation’s common stock, par value $0.001 per share which the Corporation issued to such non-executive employees (the “Common Stock” and such portion of the Subject Options, the “Exercised Options”), and (ii) on January 31, 2023, awards of Restricted Stock Units under the Plan to certain non-executive employees of the Corporation (the “Subject RSUs”), a portion of which Subject RSUs purportedly subsequently vested and were settled by the Corporation for an aggregate of 34,414 shares of Common Stock (such portion of the Subject RSUs, the “Vested RSUs”);

WHEREAS, in consultation with counsel, the Board has determined that (i) the grants of the Subject Options and Subject RSUs and the issuances of shares of Common Stock under the Plan upon exercise of the Exercised Options and vesting of the Vested RSUs (such shares, the

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“Issued Shares”) may constitute defective corporate acts due to the failure to have been duly authorized and/or documented in the manner required by Sections 152, 153 and 157 of the DGCL, as applicable, and (ii) as a result, the Issued Shares may be “putative stock” (as used herein, in each case, as such term is defined in Section 204(h) of the DGCL);

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders, pursuant to and in accordance with Section 204 and applicable common law, (i) to ratify the issuances of the Issued Shares and (ii) to provide notice of the ratification of the defective corporate acts and putative stock set forth herein; and

WHEREAS, any claim that any defective corporate act or putative stock referenced herein being ratified under Section 204 is void or voidable due to the failure of authorization, or that the Delaware Court of Chancery should declare in its discretion that the ratification thereof in accordance with Section 204 not be effective or be effective only on certain conditions must be brought within the later of 120 days from the relevant “validation effective time” (as defined in Section 204(h)) and the time at which the notice required by Section 204(g) is given.

NOW THEREFORE, BE IT RESOLVED, that the issuances of the Issued Shares are the defective corporate acts to be ratified hereby.

FURTHER RESOLVED, that the date(s) of issuances and the number of Issued Shares issued on such dates are set forth in the below table:

Date of Issuance Number of Issued Shares

July 12, 2023 520

January 31, 2024 34,414

FURTHER RESOLVED, that the nature of the failure of authorization in respect of the Issued Shares is the failure of the grant of Subject Options and Subject RSUs to have been approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (or other duly authorized committee or sub-committee of the Board) or pursuant to duly delegated authority in accordance with Sections 152, 153 and 157 of the DGCL, as applicable.

FURTHER RESOLVED, that, pursuant to and in accordance with Section 204 and applicable common law, the ratification of the issuances of the Issued Shares be, and hereby is, approved, adopted and confirmed in all respects.

FURTHER RESOLVED, that the President and Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer (collectively, the “Authorized Officers”) of the Corporation be, and each of them acting alone, hereby is, authorized, empowered and directed to deliver to the stockholders of the Corporation a notice of the ratification of the defective corporate acts and putative stock set forth herein in the form and containing the information required by Section 204.

General Authority and Ratification

RESOLVED, that the Authorized Officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf and in the name of the Corporation, to prepare or cause to be prepared and to execute, deliver, verify, acknowledge, file or record any documents, instruments, certificates, statements, papers, or any amendments thereto, as may be deemed necessary or advisable in order to effectuate the transactions contemplated by the foregoing resolutions, and to take such further steps and do all such further acts or things as shall be necessary or desirable to carry out the transactions contemplated by the foregoing resolutions.

RESOLVED FURTHER, that the authority and power given hereunder be deemed retroactive and any and all acts authorized hereunder performed prior to the passage of these resolutions, are hereby ratified and approved.

This Written Consent of the Board may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Written Consent of the Board shall be filed with the minutes of the proceedings of the Board.

IN WITNESS WHEREOF, the undersigned, being each and every member of the Board, do hereby consent to the foregoing action on the dates set forth below.

Date: April 26, 2024 /s/ Michael A. Altman

Michael A. Altman

Date: April 26, 2024 /s/ C. Ann Merrifield

C. Ann Merrifield

Date: April 26, 2024 /s/ Maria Palasis, Ph.D.

Maria Palasis, Ph.D.

Date: April 26, 2024 /s/ Konstantin Poukalov

Konstantin Poukalov

Date: April 27, 2024 /s/ W. Bradford Smith

W. Bradford Smith

Date: April 26, 2024 /s/ Nancy L. Snyderman, M.D., FACS

Nancy L. Snyderman, M.D., FACS

Date: April 26, 2024 /s/ James R. Tobin

James R. Tobin

Date: April 27, 2024 /s/ Harlan W. Waksal, M.D.

Harlan W. Waksal, M.D.